Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-218358) on Form S-8 of our report dated June 28, 2023, with respect to the financial statements (and supplemental Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2022) of the New York Community Bancorp, Inc. Employee Savings Plan.

/s/ KPMG LLP

New York, New York

June 28, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.